Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
Kris King (Investors)
724-514-1813
Mylan Reports Adjusted Diluted EPS of $0.09 for the Quarter Ended March 31, 2008
PITTSBURGH—May 8, 2008—Mylan Inc. (NYSE: MYL) today announced its financial results for the three months ended March 31, 2008, the first quarter of its fiscal year ending December 31, 2008.
Financial Highlights
•	Adjusted diluted EPS of $0.09 for the three months ended March 31, 2008, which excludes the impact of purchase accounting items as well as other non-recurring items as discussed in detail below;

•	Total revenues of $1.07 billion for the three months ended March 31, 2008, an increase of $587.2 million over the same prior year period;

•	On a GAAP basis, as a result of a non-cash goodwill impairment charge of $385.0 million related to the Specialty Segment and other purchase accounting related items, the Company reported a loss per diluted share of $1.46 for the three months ended March 31, 2008.
“I’m pleased with our first quarter results,” said Mylan Vice Chairman and CEO Robert J. Coury. “Our positive performance was driven by the strong results of all three of our geographic regions. Our outlook for our U.S. business is strong, and our EMEA region is performing extremely well. Further, APAC continues to enjoy a clear number one position in Australia as well as being extremely well positioned in Japan to capture the anticipated growth in the generic utilization increases there.
“We have made excellent progress in integrating the Merck Generics business with Mylan, and I remain very optimistic about our longer-term prospects. We continue to implement our synergies and other activities which enable us to leverage the power of our core global generics platform.”
Detailed Financial Summary
Mylan previously had two reportable segments, the Mylan Segment and the Matrix Segment. With the acquisition of Merck Generics, Mylan now has three reportable segments: Generics Segment (or Generics), Specialty Segment (or Specialty) and the Matrix Segment (or Matrix). The former Mylan Segment is included within the Generics Segment. Additionally, certain general and administrative and research and development expenses not allocated to the segments, as well as litigation settlements, purchase accounting related items and non-operating income and expenses are reported in Corporate/Other.
Total revenues for the quarter ended March 31, 2008 increased by over 120% or $587.2 million to $1.07 billion from $487.3 million in the same prior year period. Approximately $629.8 million represents amounts contributed through the acquisition of Merck Generics.
Generics Segment revenues were $910.0 million and are derived from sales in Europe, the Middle East & Africa (collectively, “EMEA”), North America and Asia Pacific.

Total revenues from North America were $392.1 million for the three months ended March 31, 2008 compared to $407.9 million for the same prior year period, representing a decrease of $15.8 million or 3.8%. Revenues of approximately $34.8 million were realized in North America in the current quarter as a result of the acquisition of Merck Generics. Excluding these amounts, total revenues decreased by $50.6 million from the same prior year period.
This decrease in revenues, quarter over quarter, is driven by unfavorable pricing, partially offset by favorable volume. Generic competition on products such as fentanyl and oxybutynin, the latter of which Mylan had market exclusivity for the quarter ended March 31, 2007, as well as other products in the Company’s portfolio, were the primary drivers of the sales decrease. Additionally, during the current quarter, Mylan’s largest wholesale customers took measures to reduce the amount of inventory on their shelves, which also had an unfavorable impact on revenues.
Total revenues from EMEA and Asia Pacific, as well as revenues from the Specialty Segment, were all the result of the acquisition of Merck Generics. For EMEA, revenues for the quarter ended March 31, 2008 were $389.0 million, the majority of which are derived from the three largest markets; France, the United Kingdom and Germany.
Total revenues from Asia Pacific were $128.9 million for the three months ended March 31, 2008, and were derived from Mylan’s newly acquired operations in Australia, Japan and New Zealand.
For the Specialty Segment, total revenues for the three months ended March 31, 2008, were $89.5 million of which $77.1 million represented sales to third-parties. The Specialty Segment consists of the Dey business that focuses on the development, manufacturing and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets.
The Matrix Segment reported third-party revenues of $87.6 million for the three months ended March 31, 2008 compared to $79.4 for the same prior year period, representing an increase of $8.2 million or 10%. This increase is the result of growth in the anti-retroviral franchise, with higher sales of both API and finished dosage form products which Matrix began to produce and sell in late calendar year 2007.
Gross profit for the three months ended March 31, 2008 was $350.2 million and gross margins were 32.6%. Gross margins were negatively impacted by certain purchase accounting items recorded during the quarter of approximately $118.1 million, which consisted primarily of amortization related to purchased intangible assets and the amortization of the inventory step-up associated with the acquisition of Merck Generics. Excluding such items, gross margins were 43.6%. Gross margins in the same prior year period, also adjusted to exclude certain purchase accounting items, would have been 52.7%. This decrease is due to the fact that, on average, the newly acquired Merck Generics entities, particularly in countries outside of the United States, contribute margins that are lower than those realized by Mylan’s domestic subsidiaries. Additionally, current quarter margins were negatively impacted by competition due to the loss of exclusivity on certain products including amlodipine, oxybutynin and DuoNeb, as well as additional generic competition on fentanyl during the past twelve months. The absence of such competition would have yielded higher margins on each of the affected products.
The Company reported a loss from operations of $371.5 million for the three months ended March 31, 2008. Included in the loss from operations for the quarter was a $385.0 million non-cash goodwill impairment charge. Excluding both the impairment charge and the purchase accounting items discussed above, earnings from operations would have been $131.6 million.
On February 27, 2008, Mylan announced that it will pursue strategic alternatives with respect to Dey, including the potential sale of the business. As a result of this announcement, accounting rules required the Company to assess the fair value of the goodwill that had been allocated to the Specialty Segment in relation to its carrying value. This analysis resulted in a calculated implied fair value of goodwill that was less than the carrying value. The difference, $385.0 million, was recorded as a goodwill impairment charge in the current quarter.
For the quarter ended March 31, 2007, Mylan reported a loss from operations of $7.8 million. In addition to charges related to purchase accounting, the prior year period also included a charge of $147.0 million related to the write off of in-process research & development associated with the Matrix transaction. Excluding these items, the Company would have reported operating income of $161.1 million. This represents a current year decrease of $29.5 million or 18.3%.
This decrease in operating income is the result of higher gross profit in the current year offset by increased research and development (“R&D”) expense and selling, general and administrative (“SG&A”) expenses. R&D expense was $83.8 million for the three months ended March 31, 2008, compared to $36.8 million in the same prior year period. R&D expense includes approximately $41.3 million related to newly acquired entities, all of which was incremental to the comparable prior year period. Excluding this amount, R&D expense increased by $5.7 million or 15% primarily as a result of increased clinical studies.
SG&A expense for the three months ended March 31, 2008 was $252.9 million compared to $62.8 million in the same prior year period. SG&A expense includes approximately $153.9 million related to newly acquired entities, all of which was incremental to the comparable prior year period. Excluding this amount, SG&A expense increased by $36.2 million or 58%. The majority of this increase was realized by Corporate and Other, and is the result of costs, such as professional and consulting fees, associated with the integration of Merck Generics, as well as higher payroll and related costs principally attributable to the build-up of additional corporate infrastructure as a direct result of the Merck Generics acquisition.
Interest expense for the current quarter totaled $90.7 million compared to $21.0 million for the three months ended March 31, 2007. The increase is due to the additional debt incurred to finance the acquisition of Merck Generics.
Other income, net was $7.0 million for the three months ended March 31, 2008, compared to income of $10.4 million in the same prior year period.

Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other non-recurring expenses in order to supplement investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of adjusted net earnings available to common shareholders and adjusted diluted EPS to GAAP net loss available to common shareholders and diluted EPS:

	Three months ended		Three months ended
	March 31, 2008		March 31, 2007
	($ in thousands except per share amounts)
GAAP net loss available to common shareholders & diluted GAAP EPS	$(443,893)	$(1.46)	$(71,289)	$(0.31)
Purchase accounting related amortization(1)	118,132		—
Matrix transaction, net of tax(2)	—		175,457
Goodwill impairment charge	385,000		—
Bystolic revenue	(3,260)		—
Litigation settlements, net	—		(3,962)
Integration and other non-recurring expenses(3)	28,640		6,853
Tax effect of the above items	(56,294)		(1,041)

Adjusted net earnings available to common shareholders and adjusted diluted EPS	$28,325	$0.09	$106,018	$0.47

(1)	The three months ended March 31, 2008 include amortization expense related to purchased intangible assets as well as amortization of the inventory step-up related to Merck Generics.

(2)	This line item includes the impact of the Matrix transaction including amortization expense related to purchased intangible assets, the amortization of the inventory step-up, the write off of in-process research and development, financing and other non-recurring costs principally related to the acquisition and integration of Matrix.

(3)	The three months ended March 31, 2008, include non-recurring expenses principally related to the acquisition and integration of Merck Generics (e.g., non-recurring professional and consulting fees, retention and other non-recurring expenses).
Conference Call
Mylan will host a conference a call and live webcast today, May 8, 2008 at 5:00 p.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877-719-9810 or 719-325-4793 for international callers. To access the live webcast and view the accompanying slide presentation, please go to Mylan’s website at http://www.mylan.com and click on the webcast icon at least 15 minutes before the presentation is scheduled to begin to register and download or install any necessary software. A replay, available for approximately eight days, will be available at 888-203-1112 or 719-457-0820 for international callers, with access pass code 8774583. The live webcast and replay, which will be available for approximately eight days, will be accessible at www.mylan.com.
About Mylan
Mylan Inc., with a presence in more than 90 countries, ranks among the leading diversified generic and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest-and highest quality—product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s second largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information about Mylan, please visit www.mylan.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future growth expectations; its strategic initiatives including with regard to Dey; integration; synergy targets; cost rationalizations; and expectations with regarding to leveraging scale and growth. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the Merck Generics acquisition; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company’s Form 10-K/A for the period ended December 31, 2007, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Form 10-Q for the three months ended March 31, 2008 is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31, 2008	March 31, 2007

Net revenues	$1,062,413	$483,700
Other revenues	12,048	3,562

Total revenues	1,074,461	487,262

Cost of sales	724,240	252,415

Gross profit	350,221	234,847

Operating expenses:
Research and development	83,844	36,848
Acquired in-process research and development	—	147,000
Impairment loss on goodwill	385,000	—
Selling, general and administrative	252,913	62,754
Litigation settlements, net	—	(3,962)

Total operating expenses	721,757	242,640

Loss from operations	(371,536)	(7,793)

Interest expense	90,747	20,984
Other income, net	6,961	10,449

Loss before income taxes and minority interest	(455,322)	(18,328)
Income tax (benefit) provision	(44,105)	52,750

Loss before minority interest	(411,217)	(71,078)
Minority interest	(2,042)	211

Net loss before preferred dividend	(409,175)	(71,289)
Preferred dividend	34,718	—

Net loss available to common shareholders	$(443,893)	$(71,289)

Earnings per common share:
Basic	$(1.46)	$(0.31)

Diluted	$(1.46)	$(0.31)

Weighted average common shares:
Basic	304,181	227,158

Diluted	304,181	227,158

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	March 31, 2008	December 31, 2007
Assets:
Current assets:
Cash and cash equivalents	$692,551	$484,202
Restricted Cash	40,000	—
Marketable securities	54,790	91,361
Accounts receivable, net	1,123,408	1,132,121
Inventories	1,133,572	1,063,840
Other current assets	442,132	287,777

Total current assets	3,486,453	3,059,301
Intangible assets	3,022,623	2,978,706
Goodwill	3,612,751	3,855,971
Other non-current assets	1,477,357	1,459,198

Total assets	$11,599,184	$11,353,176

Liabilities
Current liabilities	$2,220,533	$2,002,351
Long-term debt	4,766,486	4,706,716
Other non-current liabilities	1,423,907	1,206,358

Total liabilities	8,410,926	7,915,425
Minority interest	32,459	34,325
Total shareholders’ equity	3,155,799	3,403,426

Total liabilities and shareholders’ equity	$11,599,184	$11,353,176